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                                 EXHIBIT 21.1
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As of December 30, 2000, the following are subsidiaries of Bush
Industries,Inc.:

        Bush Industries of Pennsylvania, Inc., a Delaware Corporation

        Bush Industries of Ohio, Inc., a Delaware Corporation

        Bush Management, Inc., a Florida Corporation

        Bush Service Group, Inc., a Delaware Corporation

        Fournier Furniture, Inc., a Delaware Corporation

        Bush Industries De Mexico, S.A. DE C.V., a Mexican Corporation

        Bush Comercial De Mexico, S.A. DE C.V., a Mexican Corporation

        The ColorWorks, Inc., a North Carolina Corporation

        Bush Technologies, Inc., a Delaware Corporation

        Bush Viotechnik GmbH, a German Corporation

        Bush Beteiligungsgesellschaft mbH, a German Corporation

        Rohr-Bush GmbH & Co., a German Limited Partnership